Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, SF Partnership, LLP hereby consent to the use of our name and the use of our opinion dated September 14, 2006 on the financial statements of Silver Reserve Corp. (the “Company”) for the year ended June 30, 2006, as included in the Company’s Annual Report on Form 10-KSB being filed by the Company for the fiscal year ended June 30, 2007.

“SF PARTNERSHIP, LLP”

September 27, 2007